Exhibit 7

EXECUTION COPY

Confidential

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of May 16, 2011 between eLong, Inc., an exempted limited liability company under the laws of the Cayman Islands (the “Company”) and Expedia Asia Pacific-Alpha Limited, an exempted limited liability company under the laws of the Cayman Islands (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, on the terms and subject to the conditions set forth herein, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company 5,400,500 newly issued Ordinary Shares (as defined below) (the “Shares”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of the Purchaser.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in Hong Kong or New York City are authorized or required by applicable law to close.

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.02(a).

“Dispute” has the meaning set forth in Section 5.06(b).

“e-mail” has the meaning set forth in Section 5.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Act Documents” has the meaning set forth in Section 3.01(f).

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“High-Vote Ordinary Shares” has the meaning set forth in Section 3.01(g).

“HKIAC” has the meaning set forth in Section 5.06(b).

“Investor Rights Agreement” means the Investor Rights Agreement dated as of the Closing Date among the Company, the Purchaser and Tencent in the form attached as Exhibit A hereto.

“Material Adverse Effect” means an event, circumstance or effect that has a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole; provided that the following (or the effects thereof or resulting therefrom) shall be excluded (A) changes in generally accepted accounting principles in the United States or changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate, (B) changes in the financial or securities markets or general economic or political conditions in the United States or the People’s Republic of China, (C) changes (including changes of applicable law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (D) acts of war, sabotage or terrorism or natural disasters involving the United States of America or the People’s Republic of China, (E) the announcement or consummation of the transactions contemplated by this Agreement, (F) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period and any changes in the trading price or trading volume of Shares, (G) any action taken (or omitted to be taken) at the request of the Purchaser or (H) any action taken by the Company or any of its Subsidiaries that is required, expressly contemplated or permitted pursuant to this Agreement.

“Ordinary Shares” means the ordinary shares of the Company that are designated “Ordinary Shares” with a par value of $0.01 each in the capital of the Company.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a Government Entity.

“Purchase Price” has the meaning set forth in Section 2.01.

“Regulation S” means Regulation S promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tencent” means TCH Sapphire Limited, a British Virgin Islands company limited by shares.

“Tencent Agreement” means that certain Share Purchase Agreement dated the date hereof among Tencent and the Company.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any law are to that law as amended, modified or supplemented from time to time and references to any law include all rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as expressly indicated otherwise, all sums of money referred to in this Agreement are expressed and shall be payable in United States dollars.

ARTICLE 2

THE STOCK PURCHASE

Section 2.01. Agreement to Sell and Purchase. On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Shares for a purchase price (the “Purchase Price”) equal to $41,169,361.63 (forty-one million one hundred sixty-nine dollars and sixty-three cents). The Purchase Price has been calculated based on one-half the average closing price of the Company’s American Depositary Shares on the Nasdaq Global Market during the 20 trading days immediately preceding the date of this Agreement.

Section 2.02. Closing.

(a) The closing of the issue and sale to, and purchase by, the Purchaser of the Shares (the “Closing”) shall occur at the offices of Davis Polk & Wardwell, The Hong Kong Club Building, 3A Chater Road, Hong Kong, at 10:00a.m. Hong Kong time on the date hereof, or at such other time and place as the Company and the Purchaser may agree (the day on which the Closing occurs, the “Closing Date”).

(b) At the Closing,

(i) the Company shall deliver, or cause to be delivered, to the Purchaser (A) one or more share certificates evidencing the Shares and a copy of the updated Register of Members of the Company recording the Purchaser as the registered holder of the Shares certified by the Company and (B) the Investor Rights Agreement duly executed by the Company and Tencent; and

(ii) the Purchaser shall deliver to the Company (A) the Purchase Price by wire transfer of immediately available funds to the account designated by the Company and communicated in writing to the Purchaser at least three (3) Business Days prior to the Closing Date and (B) the Investor Rights Agreement, duly executed by the Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that:

(a) Organization and Qualification. The Company has been duly incorporated, is validly existing as a company in good standing under the laws of the Cayman Islands, has the corporate power and authority to own its property and to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to be have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company has been duly incorporated or formed, is validly existing as a company in good standing under the laws of the jurisdiction in which it was formed, has the corporate power and authority to own its property and to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to be have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b) Authorization; Enforcement; Validity. This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

(c) No Conflicts. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not contravene any provision of applicable law or the memorandum and articles of incorporation of the Company or any agreement or other instrument binding upon the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any Subsidiary, other than any contravention that would not have, or reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations and consummate the transactions contemplated by this Agreement.

(d) No Consents or Approvals. No consent, approval, authorization or order of, or filing or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, other than 1. compliance with any applicable requirements of any applicable securities laws, and 2. any consent, approval, actions or filings the absence of which would not have, or reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to perform its obligations and consummate the transactions contemplated by this Agreement.

(e) Shares Authorized and Fully Paid. The Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, will be sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, and the issuance of such Shares will not be subject to any preemptive or similar rights except for restrictions under this Agreement and the Investor Rights Agreement.

(f) Public Filings. The Company has filed with or furnished to, the SEC, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it under the Exchange Act during the twelve months preceding the date of this Agreement (such forms, statements, reports and documents, collectively, the “Exchange Act Documents”). The Exchange Act Documents complied when filed or furnished in all material respects with the Exchange Act, and did not, when so filed or furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that the representation and warranty set forth in this sentence shall not pertain to any statement that has been modified or superseded by a subsequently filed Exchange Act Document to the extent that such subsequently filed Exchange Act Document shall have been filed on or prior to the date of this Agreement, in which case, for the avoidance of doubt, the representation and warranty set forth in this sentence shall apply to such Exchange Act Document as modified by such subsequently filed Exchange Act Document).

(g) Capitalization. The authorized share capital of the Company consists of 258,205,620 shares, divided into 150,000,000 Ordinary Shares, 50,000,000 ordinary shares of the Company that are designated “High-Vote Ordinary Shares” with a par value of $0.01 each in the capital of the Company (“High-Vote Ordinary Shares”) and 58,205,620 preferred shares with a par value of $0.01 each in the capital of the Company. As of April 30, 2011, there were issued and outstanding 22,352,152 Ordinary Shares, 28,550,704 High-Vote Ordinary Shares and no preferred shares of the Company. As of May 15, 2011, (i) a total of 544,035 performance units (the “Performance Units”), equivalent to an equal number of Ordinary Shares, were unvested and outstanding; (ii) a total of 5,755,352 share options to purchase Ordinary Shares (the “Share Options”) were outstanding and unexercised; (iii) a total of 135,536 mirror options, each equivalent to one Share Option were outstanding and unexercised; and (iv) 121 warrants were outstanding and unexercised, each equivalent to one Share Option. The Performance Units and the Share Options were granted to employees, consultants and directors pursuant to the eLong, Inc. Stock Option Plan, the eLong, Inc. Stock and Annual Incentive Plan and/or the eLong, Inc. Share and Equity Incentive Plan; the mirror options were granted to the Purchaser pursuant to a 2004 option agreement.

(h) Material Adverse Effect; Bankruptcy. Since May 18, 2010, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any fact which would reasonably lead a creditor to do so.

(i) Litigation. There are no claims, suits, investigation, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or, to the best of the knowledge of the Company, any of their respective directors, officers or properties before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, to have, individually or in the aggregate, a Material Adverse Effect.

(j) Compliance with Applicable Laws. To the Company’s best knowledge, the Company and each of its Subsidiaries have conducted their businesses in compliance with all applicable laws, regulations and applicable stock exchange requirements, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, any Governmental Entities that are required in order to carry on their business as presently conducted, except where the failure to have such permits, licenses, authorizations, orders and approvals or the failure to make such filings, applications and registrations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such failure to be in full force and effect, suspension or cancellation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(k) Ownership of Assets. The Company and its Subsidiaries have rights to all properties and to all assets necessary to conduct the business now operated by them in each case free from restrictions that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and any real property or building held under lease by the Company or any of its Subsidiaries are held by it under valid, existing and enforceable leases, in each case, except to the extent where such failure would not reasonably be expected to have a Material Adverse Effect.

(l) Intellectual Property. To the Company’s knowledge, the Company owns or possesses sufficient legal rights including but not limited to trade secrets, licenses, trade mark, confidential information and proprietary rights, all copyrights and all patents and patent rights, as are necessary to the conduct of the business as now conducted or presently proposed to be conducted by the Company and its Subsidiaries, without any known conflict with, or known infringement of, the rights of others, in each case, except to the extent where such failure would not reasonably be expected to have a Material Adverse Effect.

(m) No Commission. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.02. Representation and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that:

(a) Organization and Qualification. The Purchaser has been duly incorporated, is validly existing as a company in good standing under the laws of the Cayman Islands, has the corporate power and authority to own its property and to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to be have a material adverse effect on the Purchaser and its Subsidiaries, taken as a whole.

(b) Authorization; Enforcement; Validity. This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

(c) No Conflicts. The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Agreement will not contravene any provision of applicable law, the organizational documents of the Purchaser, other instrument binding upon the Purchaser or any of its Subsidiaries, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Purchaser or any Subsidiary, other than any contravention that would not have, or reasonably be expected to have, a material adverse effect on the Purchaser and its Subsidiaries, taken as a whole, or on the ability of the Purchaser to perform its obligations and consummate the transactions contemplated by this Agreement.

(d) No Consents or Approvals. No consent, approval, authorization or order of, or filing or qualification with, any governmental body or agency is required for the performance by the Purchaser of its obligations under this Agreement, other than (i) compliance with any applicable requirements of any applicable securities laws, and (ii) any consent, approval, actions or filings the absence of which would not have, or reasonably be expected to have, a material adverse effect on the Purchaser and its Subsidiaries, taken as a whole, or on the ability of the Purchaser to perform its obligations and consummate the transactions contemplated by this Agreement.

(e) Investment for Own Account. The Purchaser is acquiring the Shares in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares. The Purchaser (i) is able to fend for itself in the transactions contemplated by this Agreement, (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares, and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(f) Private Placement. The Purchaser is aware and agrees that the sale hereunder is being made in reliance of an exemption under Section 4(2) of the Securities Act. The Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. The Purchaser is aware and agrees (i) that the sale to it is being made without any form of general solicitation or general advertising in reliance on an exemption from registration under the Securities Act, (ii) that the Shares are being offered in transactions not involving any public offering within the meaning of the Securities Act, and (iii) that the Shares have not been and will not be registered under the Securities Act. The Shares are acquired by the Purchaser for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

(g) No Registration. The Purchaser understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely. In furtherance and not in limitation of the foregoing, the Purchaser is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the applicable conditions of such rule are met.

(h) No Commission. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS

Section 4.01. Covenants of the Purchaser. The Purchaser agrees that all certificates or other instruments representing the Shares will bear a legend substantially to the following effect:

“THE SHARES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE UNITED STATES EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SHARE PURCHASE AGREEMENT, DATED AS OF MAY 16, 2011, BETWEEN THE ISSUER OF THESE SECURITIES AND THE PURCHASER REFERRED TO THEREIN AND AN INVESTOR RIGHTS AGREEMENT, DATED AS OF MAY 16, 2011, AMONG THE ISSUER OF THESE SECURITIES, THE INVESTOR REFERRED TO THEREIN AND CERTAIN OTHER PARTIES, A COPY OF EACH OF WHICH IS ON FILE WITH THE ISSUER. THE SHARES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENTS. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.”

Section 4.02. Press Release; Public Announcements. On the date hereof or promptly thereafter, the Company and Tencent Holdings Limited may issue a press release and the Company may furnish a current report on Form 6-K to the SEC which exhibits such press release. The Company shall also be entitled to file a copy of this Agreement and the Investor Rights Agreement as an exhibit to its annual report on Form 20-F. The Purchaser shall be entitled to file a copy of this Agreement and the Investor Rights Agreement as an exhibit to its statement on Schedule 13D filed with the SEC with respect to the transactions contemplated hereunder to the extent required by applicable law. No other written public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Purchaser without the prior written consent of the other party, in which case the Company and the Purchaser shall issue such public release or announcement jointly, except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the Company or the Purchaser, as applicable, shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.03. Further Assurances. Each of the Purchaser and the Company shall use commercially reasonable efforts to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:

eLong, Inc.

Xingke Plaza, Tower B, Third Floor

10 Middle Jiuxianqiao Road, Chaoyang District

Beijing 100015, People’s Republic of China

Attention: Sami Farhad, General Counsel

Facsimile No.: +86-10-6436-6019

E-mail: sami.farhad@corp.eLong.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

The Hong Kong Club Building

3A Chater Road

Hong Kong

Attention: James C. Lin

Facsimile No.: +852-2533-3388

E-mail: james.lin@davispolk.com

if to the Purchaser, to:

Expedia Asia Pacific-Alpha Limited

c/o Expedia, Inc.

333 108th Avenue NE

Bellevue, WA 98004

Attention: Burke F. Norton

Facsimile No.: +1-425-679-7251

E-mail: bnorton@expedia.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Ante Vucic and Joey Shabot

Facsimile No.: +1-212-403-2000

E-mail: avucic@wlrk.com; jtshabot@wlrk.com

or such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 5.02. Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

Section 5.03. Modification; Amendment. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented unless pursuant to an instrument in writing signed by the party against whom enforcement is sought.

Section 5.04. Entire Agreement. This Agreement and the Investor Rights Agreement are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein. Except as provided in this Agreement, there are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to such matters. This Agreement supersedes all prior agreements and undertakings among the parties with respect to such matters. No party hereto shall have any rights, duties or obligations other than those specifically set forth in this Agreement.

Section 5.05. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties agree that execution of this Agreement by facsimile transmission or e-mail of signatures in portable document format shall be legally valid and binding.

Section 5.06. Governing Law; Arbitration.

(a) This Agreement will be governed by and construed in accordance with the laws of Hong Kong applicable to contracts made and to be performed within Hong Kong.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (a “Dispute”), shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this provision. The appointing authority shall be Hong Kong International Arbitration Center (“HKIAC”). The place of arbitration shall be in Hong Kong at HKIAC. There shall be three (3) arbitrators. The language to be used in the arbitral proceedings shall be English. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained.

(c) Nothing herein contained shall be construed as preventing any party from instituting legal action in any court in any jurisdiction against any other party for any interim, provisional or injunctive relief to the full extent permitted under applicable law, pending final resolution of any Dispute under this Section. Any such interim, provisional or injunctive relief and the right thereto shall fully and finally expire no later than upon judicial confirmation of the final arbitration award, unless such relief is continued by the final arbitration award. The institution and maintenance of any judicial action or proceeding for such provisional relief shall not constitute a waiver of the right or obligation of any party to submit any Dispute to arbitration, including any Dispute arising from the exercise of any such interim, provisional or injunctive relief.

(d) Each party hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 5.01.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ELONG, INC.

By:	* /signature/
Name:
Title:

EXPEDIA ASIA PACIFIC-ALPHA LIMITED

By:	* /signature/
Name:
Title:

SIGNATURE PAGE TO EXPEDIA SHARE PURCHASE AGREEMENT

EXHIBIT A

INVESTOR RIGHTS AGREEMENT